Filed Pursuant to Rule 424(b)(3)

Registration No. 333-269565

PROSPECTUS

Up to 7,363,377 Shares of Common Stock

Up to 7,363,377 Shares of Common Stock Issuable Upon Exercise of Warrants

SAB Biotherapeutics, Inc.

This prospectus relates to up to 14,726,754 shares of common stock, par value $0.0001 per share, that the selling stockholders identified in this prospectus may sell from time to time in one or more transactions in amounts, at prices and on terms that will be determined at the time of the offering. The shares of common stock being offered for resale include up to (i) 7,363,377 shares of common stock (the “Shares”) and (ii) 7,363,377 shares of common stock issuable upon the exercise of warrants (the “Warrants” and the shares underlying the Warrants, the “Warrant Shares”), that were initially issued in a private placement offering. We issued such shares to the selling stockholders in transactions not involving any public offering. See the section entitled “Selling Securityholders” in this prospectus.

Our registration of the Shares and Warrant Shares covered by this prospectus does not mean that the selling securityholders will offer or sell any of the Shares or Warrant Shares. The selling securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the Shares or Warrant Shares, except with respect to amounts received by us upon exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock.

This prospectus describes the general manner in which the shares may be offered and sold by the selling stockholders. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus. Any such prospectus supplement may also add, update or change information in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with this offering. You should carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectuses, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.

Our common stock is traded on the Nasdaq Global Market under the symbol “SABS.” On March 6, 2023, the closing price of our common stock on the Nasdaq Global Market was $0.62 per share.

We are an “emerging growth company” under applicable federal securities laws and are subject to reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” on page 6, of this prospectus and contained in our filings made with the Securities and Exchange Commission and any applicable prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 7, 2023

ABOUT THIS PROSPECTUS

In this prospectus, unless the context suggests otherwise, references to “SAB Biotherapeutics,” “SAB,” the “Company,” “we,” “us” and “our” refer to SAB Biotherapeutics, Inc.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. This prospectus describes the general manner in which the selling stockholders identified in this prospectus may offer from time to time in one or more transactions up to 14,726,754 shares of our common stock. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus.

This prospectus only provides you with a general description of the common stock that may be sold in these transactions. If necessary, the specific manner in which the shares of common stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to this offering. This prospectus does not contain all of the information included in the registration statement we filed with the SEC. For further information about us or the common stock offered hereby, you should carefully read this prospectus, any applicable prospectus supplement, any related free writing prospectuses, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectuses that we may authorize to be provided to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying supplement to this prospectus are not an offer to sell the common stock and it is not soliciting an offer to buy the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectuses, as well as information we have previously filed with the SEC, and incorporated by reference, is accurate only as of the date on the cover of those documents. If any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, a document incorporated by reference in this prospectus-the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates. To the extent there are inconsistencies between any prospectus supplement, this prospectus and/or any documents incorporated by reference, the document with the most recent date will control.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read the risks and uncertainties referenced under the heading “Risk Factors” on page 6 of this prospectus and contained in our filings made with the SEC and any applicable prospectus supplement”

Overview

We are a clinical-stage biopharmaceutical company focused on the development of powerful and proprietary immunotherapeutic polyclonal human antibodies to treat and prevent infectious diseases and immune and autoimmune disorders. Our development programs include infectious diseases resulting from outbreaks and pandemics, as well as immunological, gastroenterological, and respiratory diseases that have significant mortality and health impacts on immunocompromised patients. Using private resources and more than $200 million of funds awarded by the U.S. Government emerging disease and medical countermeasures programs since September 2019, we have developed a novel drug development platform, which we refer to as our DiversitAb platform. This platform is based on the power of the human immune system and has the unique capability to generate large quantities of specifically targeted, high-potency, fully-human natural polyclonal antibodies without the need for convalescent plasma or human donors. Over a span of two decades, our founding scientists have refined, optimized, and advanced genetic engineering and antibody science to develop transchromosomic cattle (which we refer to as Tc Bovine) that produce fully-human antibodies. These Tc Bovine form a key component of our versatile DiversitAb platform.

We are leveraging our DiversitAb platform to discover and develop product candidates with the potential to be first-in-class against novel targets or best-in-class against known, complex targets that treat diseases with significant unmet medical needs, including infectious and respiratory diseases, immune and autoimmune disorders, and oncology.

Recent Milestones

Since September 2019, we have achieved multiple milestones, including:

•	Established proof-of-concept for our DiversitAb platform.

•	Fully enrolled Phase 2a challenge study for SAB-176 in adults infected with influenza virus.

•	Advanced to Phase 3 of NIH-Sponsored ACTIV-2 Trial based upon DSMB at interim analysis for SAB-185 (COVID-19) and reached 50% enrollment.

•	Announced topline data demonstrating that SAB-176 met its primary endpoint in our Phase 2a challenge study in adults infected with influenza virus.

•	Announced that recent data demonstrated that SAB-185 retains neutralization activity against the Omicron variant of SARS-CoV-2 in an in vitro pseudovirus model.

•	Reported positive topline Phase 2 virology data demonstrating SAB-185 met criteria for advancement to Phase 3.

December 2022 Private Placement

On December 6, 2022, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional and accredited investors (each individually, an “Investor,” and collectively, the “Investors”) for the sale by the Company of the 7,363,377 Shares and (ii) 7,363,377 Warrants, in a private placement offering (the “December 2022 Private Placement”). The combined purchase price per Share and accompanying Warrant was $1.08. Three directors of the Company participated in the December 2022 Private Placement, each paying a $0.125 premium per Share and accompanying Warrant. The December 2022 Private Placement closed on December 7, 2022. The Warrants, including those purchased by the participating directors of the Company are exercisable beginning six months from the date of issuance at an exercise price equal to $1.08 per share (the “Exercise Price”), and are exercisable for five years from the date of issuance. The Company received gross proceeds of approximately $8.0 million before deducting transaction related fees and expenses payable by the Company. The Shares and Warrants were sold and issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 of Regulation D promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws. Brookline Capital Markets, a division of Arcadia Securities, LLC (“BCM”) acted as the placement agent in connection with the December 2022 Private Placement. The Company paid BCM a cash fee equal to seven percent (7%) of the gross proceeds received by the Company in the December 2022 Private Placement. The Company also issued BCM a warrant (the “Placement Agent Warrant”) to purchase up to an aggregate of 210,193 shares of Common Stock, equal to seven percent (7%) of the number of Shares purchased by Investors actually introduced to the Company by BCM. The Placement Agent Warrant has an exercise price equal to $1.35 per share, is exercisable six months from the date of issuance and expires five years from the date of issuance.

Summary of Risk Factors

Below is a summary of material factors that make an investment in our securities speculative or risky. Importantly, this summary does not address all of the risks and uncertainties that we face. Additional discussion of the risks and uncertainties summarized in this risk factor summary, as well as other risks and uncertainties that we face, can be found under the section titled “Risk Factors” in this prospectus. The below summary is qualified in its entirety by that more complete discussion of such risks and uncertainties. You should consider carefully the risks and uncertainties described under the section titled “Risk Factors” as part of your evaluation of an investment in our securities:

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We are a clinical-stage biopharmaceutical company and have incurred significant losses since our inception. We realized net loss in the fiscal year ended December 31, 2021, we may incur losses for the foreseeable future and may not be able to generate sufficient revenue to maintain profitability.

●	Our limited operating history makes future forecasting difficult.
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All of our product candidates are in preclinical or clinical development. Clinical drug development is expensive, time consuming and uncertain, and we may ultimately not be able to obtain regulatory approvals for the commercialization of some or all of our product candidates.

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The regulatory approval processes of the U.S. Food and Drug Administration (FDA) and comparable foreign authorities are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

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Regulatory approval for the genetic modification of animals, including those from which antibodies are isolated for injection into human patients, requires the approval of a New Animal Drug Application, and if we are ultimately unable to obtain such approval, our business will be substantially harmed.

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We are highly dependent on the success of our product candidates and if we are unable to successfully complete clinical development, obtain regulatory approval for or commercialize one or more of our product candidates, or if we experience delays in doing so, our business will be materially harmed.

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If our clinical trials fail to replicate positive results from earlier preclinical studies or clinical trials conducted by us or third parties, we may be unable to successfully develop, obtain regulatory approval for or commercialize our product candidates.

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The future commercial success of our product candidates will depend on the degree of market acceptance of our potential products among physicians, patients, healthcare payers, and the medical community.

●	Failure to successfully identify, develop and commercialize additional products or product candidates could impair our ability to grow.
●	We depend upon senior management and senior scientific staff, and their loss or unavailability could put us at a competitive disadvantage.
●

We rely on third parties to perform some of our research and preclinical studies and we plan to rely on third parties to conduct our clinical trials. If these third parties do not satisfactorily carry out their contractual duties or fail to meet expected deadlines, our development programs may be delayed or subject to increased costs, each of which may have an adverse effect on our business and prospects.

●	We intend to rely on third parties to produce commercial supplies of our product candidates.
●	We are subject to manufacturing risks that could substantially increase the costs and limit supply of product candidates or prevent us from achieving a commercially viable production process.
●	If we fail to successfully operate our animal production facility, it may adversely affect our clinical trials and the commercial viability of our product candidates.
●	Outbreaks of livestock diseases and other events affecting the health of our bovine herd can adversely impact our ability to conduct our operations and production of our product candidates.
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Cyber-attacks or other failures in our telecommunications or information technology systems, or those of our collaborators, CROs, third-party logistics providers, distributors or other contractors or consultants, could result in information theft, data corruption and significant disruption of our business operations.

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We have historically relied on awards from, and contracts with, the U.S. Government to fund our business and operations, and will need to find new and alternative sources of funding following the discontinuance of certain such arrangements.

●	If our competitors develop more effective competing product candidates our business will be substantially harmed.
●	We are subject to stringent environmental regulation and potentially subject to environmental litigation, proceedings, and investigations.
●	Our success may depend on our ability to maintain the proprietary nature of our technology.
●	We may become involved in litigation to protect or enforce our patents or the patents of our collaborators or licensors, which could be expensive and time-consuming.
●	If patent laws or the interpretation of patent laws change, our competitors may be able to develop and commercialize our discoveries.
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We incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, financial condition, and results of operations.

●	We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our common stock less attractive to investors.
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If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

●	The market price of our securities may be volatile, which could cause the value of any investment in our securities to decline.
●	We will have broad discretion in how we use the proceeds of this offering and may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.
●	We might not be able to comply with the continued listing standards of Nasdaq.
●	Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.
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We may issue additional shares common stock (including upon the exercise of warrants or conversion of preferred stock) which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

●	If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.
●	Warrants are speculative in nature, the Warrants may not have any value, and holders of the Warrants will not have any rights as a common stockholder.
●	Changes in tax laws and regulations or exposure to additional tax liabilities could adversely affect our financial results.

The risks described above should be read together with the text of the full risk factors described in the section entitled “Risk Factors” and the other information set forth in this prospectus, including our consolidated financial statements and the related notes. The risks summarized above or described in this prospectus are not the only risks that we face. Additional risks and uncertainties not presently known to us, or that we currently deem to be immaterial may also materially adversely affect our business, financial condition, results of operations and future growth prospects.

Corporate Information

We were incorporated in the State of Delaware on November 12, 2020, as a special purpose acquisition company under the name Big Cypress Acquisition Corp. (BCYP). On January 14, 2021, BCYP completed its initial public offering. On October 22, 2021, BCYP consummated a business combination with SAB Biotherapeutics, Inc. (the “Business Combination”), which changed its name to SAB Sciences, Inc. In connection with the closing of the business combination, BCYP changed its name to SAB Biotherapeutics, Inc. and SAB Sciences, Inc. became a subsidiary of SAB Biotherapeutics, Inc.

We and our subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, as amended, and therefore we intend to take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in this prospectus, our periodic reports and our proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our common stock that is held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in  non-convertible debt in the prior three-year period or (iv) December 31, 2026.

We are also a “smaller reporting company” as defined under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may continue to be a smaller reporting company so long as either (i) the market value of shares of our common stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of shares of our common stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if we are a smaller reporting company under the requirements of (ii) above, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

ABOUT THIS OFFERING

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 14,726,754 shares of our common stock. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their shares of common stock from time to time on prices and on terms that will be determined at the time of sale. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Common Stock Offered by the Selling Stockholders:	Up to 14,726,754 shares of common stock, par value $0.0001 per share, including up to 7,363,377 shares of common stock issuable upon exercise of warrants.

Terms of the Offering:	The selling stockholders will determine when and how they sell the shares of common stock offered in this prospectus, as described in “Plan of Distribution.”

Use of Proceeds:

We will not receive any proceeds from the sale of the 14,726,754 shares of common stock by the selling stockholders under this prospectus. We will, however, bear the costs incurred in connection with the registration of these Common Shares and, upon a cash exercise of the Warrants, we will receive the exercise price of the Warrants.

Risk Factors:

An investment in the common stock offered under this prospectus involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of factors you should consider carefully when making an investment decision.

Nasdaq Symbol:	“SABS”.

RISK FACTORS

Investment in our common stock involves risks. Prior to making a decision about investing in our common stock, you should consider carefully all of the information included in and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 29, 2022, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 12, 2022, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 10, 2022, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 14, 2022, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in any applicable prospectus supplement or any free writing prospectus. Each of these risk factors could have a material adverse effect on our business, results of operations, financial position or cash flows, which may result in the loss of all or part of your investment. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations. If any of these risks actually occur, our business and financial results could be harmed. In that case, the trading price of our common stock or other securities could decline. To the extent a particular offering implicates additional known material risks, we will include a discussion of those risks in the applicable prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

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the success, cost and timing of our product development activities and clinical trials, including statements regarding our plans for clinical development of our product candidates, the initiation and completion of clinical trials and related preparatory work and the expected timing of the availability of results of clinical trials;

●	our ability to recruit and enroll suitable patients in our clinical trials;
●	the potential indications, attributes and benefits of our product candidates;
●	our ability to obtain and maintain regulatory approval for our product candidates, and any related restrictions, limitations or warnings in the label of an approved product candidate;
●	our ability to obtain funding for our operations, including funding necessary to complete further development, approval and, if approved, commercialization of our product candidates;
●	the period over which we anticipate our existing cash and cash equivalents will be sufficient to fund our operating expense and capital expenditure requirements;
●	the potential for our business development efforts to maximize the potential value of our portfolio;
●	our ability to identify, in-license or acquire additional product candidates;
●	our ability to compete with other companies currently marketing or engaged in the development of treatments for the indications that we are pursuing for our product candidates;
●	our expectations regarding our ability to obtain and maintain intellectual property protection for our product candidates and the duration of such protection;
●	our ability to contract with and rely on third parties to assist in conducting our clinical trials and manufacturing our product candidates;
●	our manufacturing capabilities, third-party contractor capabilities and strategy;
●	our plans related to manufacturing, supply and other collaborative agreements;
●	the size and growth potential of the markets for our product candidates, and our ability to serve those markets, either alone or in partnership with others;
●	the rate and degree of market acceptance of our product candidates, if approved;
●	the pricing and reimbursement of our product candidates, if approved;
●	regulatory developments in the United States and foreign countries;
●	the impact of laws, regulations, accounting standards, regulatory requirements, judicial decisions and guidance issued by authoritative bodies;
●	our ability to attract and retain key scientific, medical, commercial or management personnel;
●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
●	our financial performance;
●	our ability to maintain our listing on The Nasdaq Global Market; and
●	the effect of COVID-19 on the foregoing.

Operating expenses and cash flow projections involve a high degree of uncertainty, including variances in future spending rates due to changes in corporate priorities, the timing and outcomes of clinical trials, competitive developments and the impact on expenditures and available capital from licensing and strategic collaboration opportunities. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue one or more of our drug development or discovery research programs and delay or abandon potential commercialization efforts. We may not ever have any products that generate significant revenue. Therefore, current and prospective security holders are cautioned that there can be no assurance that the forward-looking statements included in this document will prove to be accurate. Biotechnology companies have suffered significant setbacks in advanced clinical trials, even after obtaining promising earlier trial results. Data obtained from such clinical trials are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. After gaining approval of a drug product, pharmaceutical and biotechnology companies face considerable challenges in marketing and distributing their products, and may never become profitable.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section titled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 pandemic and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks.

Any forward-looking statements that we make in this prospectus speak only as of the date of such statements and we undertake no obligation to publicly update any forward-looking statements or to publicly announce revisions to any of the forward-looking statements, whether as a result of new information, future events or otherwise.

You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements in this prospectus by these cautionary statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the 14,726,754 shares of common stock by the selling stockholders under this prospectus (and/or their respective pledgees, donees, transferees, distributees, or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer), which includes 7,363,377 shares of common stock and up to 7,363,377 shares of common stock underlying warrants. We will, however, bear the costs incurred in connection with the registration of these shares of common stock and, upon the exercise of the warrants, we will receive the exercise price of the warrants. If all of the Warrants to Investors and Placement Agent Warrants in the December 2022 Private Placement were to be exercised in cash at the current exercise price of $1.08 per share of common stock and $1.35 per share of common stock, respectively, we would receive additional gross proceeds of approximately $8.24 million. We cannot predict when or if the warrants will be exercised. It is possible that the warrants may expire and may never be exercised.

SELLING SECURITYHOLDERS

The common stock being offered by the selling securityholders are those previously issued to the selling securityholders in the December 2022 Private Placement, and those issuable to the selling securityholders, upon exercise of the Warrants issued in the December 2022 Private Placement. For additional information regarding the December 2022 Private Placement, see “Prospectus Summary – December 2022 Private Placement.” We are registering the Shares and Warrant Shares in order to permit the selling securityholders to offer such shares for resale from time to time. Except for the ownership of the Shares and Warrants issued in the December 2022 Private Placement, the selling securityholders have not had any material relationship with us within the past three years.

The table below lists the selling securityholders and other information regarding the beneficial ownership of the common stock each of the selling securityholders. The second column lists the number of shares of common stock beneficially owned by each selling securityholder, based on its ownership of the Shares and Warrants, as of  March 6, 2023, assuming exercise of all Warrants held by the selling securityholders on that date, without regard to any limitations on exercise.

The third column lists the common stock being offered by this prospectus by the selling securityholders.

In accordance with the terms of the registration rights agreement entered into between the Company and each of the selling securityholders, this prospectus generally covers the resale of the (i) sum of the number of shares of common stock issued to the selling securityholders in the December 2022 Private Placement and (ii) the maximum number of shares of common stock issuable upon exercise of the related Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date the registration statement of which this prospectus forms a part was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the shares of common stock offered by the selling securityholders pursuant to this prospectus.

Under the terms of the Warrants, a selling securityholder may not exercise the Warrants to the extent such exercise would cause such selling securityholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed, at the direction of the selling securityholder, 4.99% or 9.99%, of our then outstanding shares of Common Stock following such exercise, excluding for purposes of such determination of the shares of Common Stock issuable upon exercise of such Warrants which have not been exercised. The number of shares of Common Stock in the columns below do not reflect this limitation. The selling securityholders may sell all, some or none of their shares of Common Stock in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Shares Beneficially Owned Before the Offering (1)				Maximum Number of Shares to be Offered in the Offering	Number of Shares Beneficially Owned Immediately After Sale of Maximum Number of Shares in the Offering (1)(2)
	Number		Percentage			Number		Percentage (3)
Abbey Berkowitz and Helene Berkowitz Joint WROS	185,184	(4)	*	%	185,184	-		*	%
Ag Business Solutions, LLC	200,000	(5)	*	%	200,000	-		*	%
Alexander Davidow 2010 Trust	46,296	(6)	*	%	46,296	-		*	%
Bill & Dolores Hamilton	185,184	(7)	*	%	185,184	-		*	%
C. Kim Drackett Family Trust	925,924	(8)	1.8%		925,924	-		*	%
Cameo Life Sciences Investments, LLC	185,184	(9)	*	%	185,184	-		*	%
Dakota Ag Investments, LLC	712,828	(10)	1.4%		200,000	512,828	†	1.0%
David C. Link	192,327	(11)	*	%	82,986	109,341	†	*	%
DHJ Investments, LP	185,184	(12)	*	%	185,184	-		*	%
Dominion Capital LLC	231,480	(13)	*	%	231,480	-		*	%
Christine Hamilton	8,800,848	(14)	17.3%		165,974	8,634,874	†	16.9%
Earl J. Heller, MD	370,370	(15)	*	%	370,370	-		*	%
Exempt Trust for Edgar D. Jannotta Jr. eu Edgar D. Jannotta 2010 Family Trust	925,924	(16)	1.8%		925,924	-		*	%
Faith Holdings (Delaware), LLC	925,924	(17)	1.8%		925,924	-		*	%
Fetter Family Trust	925,924	(18)	1.8%		925,924	-		*	%
FirstFire Global Opportunities Fund	231,480	(19)	*	%	231,480	-		*	%
Gary & Corey Kilgore	185,184	(20)	*	%	185,184	-		*	%
George Lucas	92,592	(21)	*	%	92,592	-		*	%
GLL Managed Account LLC	370,370	(22)	*	%	370,370	-		*	%
Ilan Katz	167,992	(23)	*	%	41,492	126,500	†	*	%
Iroquois Capital Investment Group LLC	120,000	(24)	*	%	120,000	-		*	%
Iroquois Master Fund Ltd	80,000	(25)	*	%	80,000	-		*	%
Jeffrey Spragens	477,976	(26)	*	%	165,974	312,002		*	%
Jokers, LLC	370,370	(27)	*	%	370,370	-		*	%
Joseph R. Cass Revocable Trust	555,554	(28)	1.1%		555,554	-		*	%
Juliet Davidow 2001 Trust	46,296	(29)	*	%	46,296	-		*	%
Kenneth Wickwar	37,036	(30)	*	%	37,036	-		*	%
Kim Patrick	55,554	(31)	*	%	55,554	-		*	%
Klaus Kretschmer	185,184	(32)	*	%	185,184	-		*	%
Lodestar International Corp.	173,389	(33)	*	%	138,888	34,501	†	*	%
Mank Capital, LLC	185,184	(34)	*	%	185,184	-		*	%
Michael Mullins	18,518	(35)	*	%	18,518	-		*	%
Moshe Rozenbaum	120,370	(36)	*	%	120,370	-		*	%
Peter J Crowley	555,554	(37)	1.1%		555,554	-		*	%
Pichon Family Trust U/A/D 3/14/17	92,592	(38)	*	%	92,592	-		*	%
Richard A. Cutler Living Trust	185,184	(39)	*	%	185,184	-		*	%
Robert Davidow	185,184	(40)	*	%	185,184	-		*	%
Robert Masters	92,592	(41)	*	%	92,592	-		*	%
SAb Group, LLC	188,888	(42)	*	%	188,888	-		*	%
Stefan Shoup	46,296	(43)	*	%	46,296	-		*	%
Stefan Wohlfeil	55,554	(44)	*	%	55,554	-		*	%
Stephen D'Antonio	185,184	(45)	*	%	185,184	-		*	%
Steven L. Hofing	46,296	(46)	*	%	46,296	-		*	%
T. Denny Sanford Living Trust	1,851,850	(47)	3.7%		1,851,850	-		*	%
Todd R. Broin Living Trust	2,139,062	(48)	4.2%		1,574,074	564,988	†	1.1%
Warberg WFX LP	370,370	(49)	*	%	370,370	-		*	%
Wells Fargo Bank N.A. as agent for Dan Kirby, Trustee of the Dan L. Kirby Revocable Trust	394,097	(50)	*	%	277,776	116,321	†	*	%
William Cassano	92,592	(51)	*	%	92,592	-		*	%
Yousan Holdings LLLP	185,184	(52)	*	%	185,184	-		*	%

*	Less than 1%
†	Represents shares beneficially owned prior to the Offering.

(1)

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to warrants, options or rights currently exercisable, or exercisable within 60 days of March 6, 2023 are counted as beneficially owned by the selling stockholder.

(2)	Assumes all of the shares of common stock offered are sold.
(3)

Based on 50,397,762 shares of our common stock outstanding on March 6, 2023. Assumes all warrants to purchase shares of common stock have been exercised and the underlying shares of common stock have been sold.

(4)	Consists of 92,592 shares and up to 92,592 shares underlying warrants.
(5)	Consists of 100,000 shares and up to 100,000 shares underlying warrants.
(6)	Consists of 23,148 shares and up to 23,148 shares underlying warrants.
(7)	Consists of 92,592 shares and up to 92,592 shares underlying warrants.
(8)	Consists of 462,962 shares and up to 462,962 shares underlying warrants.
(9)	Consists of 92,592 shares and up to 92,592 shares underlying warrants
(10)	Consists of 612,828 shares and up to 100,000 shares underlying warrants.
(11)	Consists of (i) 57,313 shares of common stock held by Mr. Link; (ii) 12,097 of shares of common stock held by Iron Horse Investments, LLC; (iii) 81,424 shares of common stock underlying stock options held by Mr. Link exercisable within 60 days of the date hereof; and (iv) 41,493 shares underlying warrants. Mr. Link is a control person with voting and dispositive power over shares of Iron Horse Investments, LLC and is deemed to have beneficial ownership of the shares held by Iron Horse Investments, LLC. Mr. Link disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein, directly or indirectly.
(12)	Consists of 92,592 shares and up to 92,592 shares underlying warrants.

(13)	Consists of 115,740 shares and up to 115,740 shares underlying warrants.
(14)	Consists of (i) 4,993,090 shares of Common Stock held directly by Ms. Hamilton, and (ii) 151,216 shares of Common Stock underlying stock options held by Ms. Hamilton exercisable within 60 days of the date hereof, (iii) 25,000 shares of Common Stock held by Christensen Investments, LLC, (iv) 2,909,022 shares of Common Stock held by Ms. Hamilton’s spouse, Dr. Edward Hamilton, (v) 465,285 shares issuable to Dr. Hamilton pursuant to options exercisable within 60 days of the date hereof, (vi) 174,248 shares of Common Stock which Ms. Hamilton co-owns with Dr. Hamilton and (vii) up to 82,987 shares underlying warrants. Ms. Hamilton disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interests she may have therein.
(15)	Consists of 185,185 shares and up to 185,185 shares underlying warrants.
(16)	Consists of 462,962 shares and up to 462,962 shares underlying warrants.
(17)	Consists of 462,962 shares and up to 462,962 shares underlying warrants.
(18)	Consists of 462,962 shares and up to 462,962 shares underlying warrants.
(19)	Consists of 115,740 shares and up to 115,740 shares underlying warrants.
(20)	Consists of 92,592 shares and up to 92,592 shares underlying warrants.
(21)	Consists of 46,296 shares and up to 46,296 shares underlying warrants.
(22)	Consists of 185,185 shares and up to 185,185 shares underlying warrants.
(23)	Consists of 147,246 shares and up to 20,746 shares underlying warrants.
(24)	Consists of 60,000 shares and up to 60,000 shares underlying warrants.
(25)	Consists of 40,000 shares and up to 40,000 shares underlying warrants.
(26)	Consists of 394,989 shares and up to 82,987 shares underlying warrants.
(27)	Consists of 185,185 shares and up to 185,185 shares underlying warrants.
(28)	Consists of 277,777 shares and up to 277,777 shares underlying warrants.
(29)	Consists of 23,148 shares and up to 23,148 shares underlying warrants.
(30)	Consists of 18,518 shares and up to 18,518 shares underlying warrants.
(31)	Consists of 27,777 shares and up to 27,777 shares underlying warrants.
(32)	Consists of 92,592 shares and up to 92,592 shares underlying warrants.
(33)	Consists of 103,945 shares and up to 69,444 shares underlying warrants.
(34)	Consists of 92,592 shares and up to 92,592 shares underlying warrants.
(35)	Consists of 9,259 shares and up to 9,259 shares underlying warrants.
(36)	Consists of 60,185 shares and up to 60,185 shares underlying warrants.
(37)	Consists of 277,777 shares and up to 277,777 shares underlying warrants.
(38)	Consists of 46,296 shares and up to 46,296 shares underlying warrants.
(39)	Consists of 92,592 shares and up to 92,592 shares underlying warrants.
(40)	Consists of 92,592 shares and up to 92,592 shares underlying warrants.
(41)	Consists of 46,296 shares and up to 46,296 shares underlying warrants.
(42)	Consists of 94,444 shares and up to 94,444 shares underlying warrants.
(43)	Consists of 23,148 shares and up to 23,148 shares underlying warrants.
(44)	Consists of 27,777 shares and up to 27,777 shares underlying warrants.
(45)	Consists of 92,592 shares and up to 92,592 shares underlying warrants.
(46)	Consists of 23,148 shares and up to 23,148 shares underlying warrants.
(47)	Consists of 925,925 shares and up to 925,925 shares underlying warrants.
(48)	Consists of 1,352,025 shares and up to 787,037 shares underlying warrants.
(49)	Consists of 185,185 shares and up to 185,185 shares underlying warrants.
(50)	Consists of 255,209 shares and up to 138,888 shares underlying warrants.
(51)	Consists of 46,296 shares and up to 46,296 shares underlying warrants.
(52)	Consists of 92,592 shares and up to 92,592 shares underlying warrants.

We may require the selling stockholders to suspend the sales of the common stock offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Information concerning the selling stockholders may change from time to time and any changed information will be set forth in prospectus supplements if and when necessary.

DESCRIPTION OF OUR SECURITIES

The following is a summary of the rights of our securities. This summary is qualified by reference to the complete text of our amended and restated certificate of incorporation and amended and restated bylaws filed as exhibits to the registration statement of which this prospectus forms a part.

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. The descriptions below are qualified by reference to the actual text of the Amended and Restated Certificate of Incorporation. We urge you to read our Amended and Restated Certificate of Incorporation in its entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our authorized capital stock consists of 490,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of  March 6, 2023, there were 50,944,420 shares of our common stock issued and 50,397,762 shares outstanding, respectively, and no shares of preferred stock issued and outstanding. As of March 6, 2023, the Company has not designated any series of preferred stock.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to common stock.

Election of Directors

Our board of directors is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except with respect to the election of directors at the special meeting held in connection with the Business Combination, Class I directors are elected to an initial one-year term (and three-year terms subsequently), the Class II directors are elected to an initial two-year term (and three-year terms subsequently) and the Class III directors are elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

Our Amended and Restated Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

We have no preferred stock outstanding at the date hereof.

Stock Awards

Upon the closing of the Business Combination, we assumed and converted Legacy SAB stock awards that were outstanding under Legacy SAB’s equity incentive plans into stock awards to purchase an aggregate of 4,681,861 shares of common stock. As of the closing of the Business Combination, 11,000,000 shares of common stock were reserved for future issuance under our Plan, which amount may be subject to increase from time to time, and stock option awards covering 7,060,551 shares of Common Stock have been issued under our Plan as of March 6, 2023.

Public Warrants

As of  March 6, 2023, there were 5,958,600 warrants to purchase common stock outstanding, consisting of 5,750,000 public warrants and 208,600 private placement warrants. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share at any time commencing on January 14, 2022. The warrants will expire on October 22, 2026 at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

December 2022 Private Placement Warrants

As described elsewhere in this prospectus, the Company issued an aggregate of 7,363,377 Warrants to Investors in the December 2022 Private Placement and an aggregate of 210,193 Placement Agent Warrants to BCM as placement agent in the December 2022 Private Placement. This prospectus registers 14,726,754 shares of common stock, including the 7,363,377 Warrant Shares underlying the Warrants issued to investors in the December 2022 Private Placement. For more information, see the section of this prospectus entitled “Prospectus Summary – December 2022 Private Placement.”

Certain Anti-Takeover Provisions of Delaware Law

Special Meetings of Stockholders

Our Amended and Restated Bylaws provide that special meetings of our stockholders may be called only by a majority vote of the board of directors, by the Chairperson of the board of directors, or by the chief executive officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Amended and Restated Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under our current bylaws and the Amended and Restated Bylaws, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Amended and Restated Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The Amended and Restated Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (subject to certain limited exceptions) shall be the sole and exclusive forum for any of the following claims (i) any derivative claim or cause of action brought on our behalf, (ii) any claim or cause of action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or to the Company’s stockholders, (iii) any claim or cause of action against us, our directors, officers or employees arising pursuant to any provision of the DGCL, the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws, (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws, (v) any claim or cause of action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity holding, owning or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to such provisions.

Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which they apply, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Additionally, we cannot be certain that a court will decide that these provisions are either applicable or enforceable, and if a court were to find the choice of forum provisions contained in our Amended and Restated Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our Amended and Restated Certificate of Incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Section 203 of the Delaware General Corporation Law

We are subject to provisions of Section 203 of the DGCL regulating corporate takeovers under our Amended and Restated Certificate of Incorporation. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, our initial business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

The Amended and Restated Certificate of Incorporation eliminates directors’ liability for monetary damages to the fullest extent permitted by applicable law. Our Amended and Restated Certificate of Incorporation requires the Company to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents and prohibit any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification. We believe these provisions in our Amended and Restated Certificate of Incorporation are necessary to attract and retain qualified persons as directors and officers. However, these provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent

The transfer agent for our securities is Continental Stock Transfer & Trust Company. The transfer agent’s address is One State Street Plaza, 30th Floor New York, New York 10004.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholders. The selling stockholders and any of their pledgees, assignees, distributees, and successors-in-interest in our common stock received after the date of this prospectus from the selling stockholders as a partnership distribution, gift, pledge, or other transfer, may, from time to time, sell, transfer, or otherwise dispose of any or all of the common stock covered hereby on the Nasdaq Global Market or any other stock exchange, market or trading facility on which the common stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	exchange distributions in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such common stock at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell common stock under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

In connection with the distribution of the shares, the selling stockholders may also enter into hedging transactions with broker-dealers or other financial institutions. In connection such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also: (i) sell our common stock short and redeliver the registered shares to close out such short positions; (ii) enter into option or other types of transactions that requires any of the selling stockholders to deliver the shares to a broker-dealer, who will then resell or transfer the shares pursuant to this prospectus (as supplemented or amended to reflect such transaction); or (iii) loan or pledge the shares to a broker-dealer who may sell the loaned shares or, in the event of default, sell the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2121.

The selling stockholders and any broker-dealers or agents that are involved in selling the common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the common stock. We will not receive any proceeds from the sale of the shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date that the common stock may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) the date that all of the common stock has been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale common stock may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed on by Dentons US LLP. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in an applicable prospectus supplement.

EXPERTS

The consolidated financial statements of SAB Biotherapeutics, Inc. as of and for the years ended December 31, 2021 and 2020, included in our Annual Report on Form 10-K for the year ended December 31, 2021, have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, as set forth in their report, and have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing, in giving said reports

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our website address is https://www.sab.bio. Information contained on or accessible through our website is not a part of this prospectus and is not incorporated by reference herein, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents filed with the SEC listed below:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 29, 2022;

●

Our Quarterly Reports on Form 10-Q, for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022 filed with the SEC on May 12, 2022, August 10, 2022, and November 14, 2022, respectively;

●

Our Current Reports on Form 8-K filed with the SEC on January 6, 2022, June 6, 2022, July 11, 2022, September 23, 2022, September 28, 2022, October 7, 2022, October 13, 2022, November 1, 2022, November 7, 2022, November 21, 2022, December 12, 2022 and January 27, 2023; and

●

The description of our common stock and warrants in our registration statement on Form 8-A filed with the SEC on January 8, 2021, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this prospectus.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

SAB Biotherapeutics, Inc.

2100 East 54th Street North

Sioux Falls, South Dakota 57104

Attn: Corporate Secretary

605-679-6980

PROSPECTUS

March 7, 2023